EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@primeasset.com

Income Opportunity Realty Investors, Inc. Reports 2006 First Quarter Results

DALLAS (May 15, 2006) - Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported net income of $594,000 or $0.14 per share for the three months ended March 31, 2006, compared to $293,000 and $0.07 per share for the same period in 2005.

Key items for the three months ended March 31, 2006, compared to the same period in 2005 included:

•	Rents were $1.7 million in 2006 and $1.5 million in 2005. The increase is due to a combination of increased occupancy and rental increases.

•	Operating expenses were $804,000 in 2006 and $821,000 in 2005.

•	Interest income was $1.2 million in 2006 and $1 million in 2005. The increase is due to additional interest earned from additional notes receivable.

•	Interest expense was $896,000 million in 2006 and $871,000 in 2005. The increase was primarily due to the additional debt incurred during 2005.

•	Depreciation expense was $170,000 in 2006 and $177,000 in 2005. The decrease was due to the sale of properties in 2005 as well as fully depreciated tenant improvements in 2005.

•
The advisory fee to affiliate was $174,000 in 2006 and $166,000 in 2005 due, primarily, to a net increase in gross assets, which is the basis of the advisory fee. The net income fee was $50,000 in 2006 as compared to $24,000 in 2005 and is based on 7½% of the Company’s net income.

•	General and administrative expense was $150,000 in 2006 and $142,000 in 2005.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located in Texas, including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2006	2005
	(unaudited)
	(amounts in thousands, except per share)
Property revenue
Rents and other property revenues	$1,697	$1,529

Operating expenses
Property operations	804	821
Depreciation	170	177
General and administrative	150	142
Advisory fee	174	166
Total operating expenses	1,298	1,306

Operating income	399	223

Other income (expense):
Interest income	1,154	974
Mortgage and loan interest	(896)	(871)
Net income fee	(50)	(24)
Total other income (expense)	208	79

Income before equity in earnings of investees and minority interests	607	302

Equity in earnings (loss) of investees	—	(9)
Minority interest	(13)	—

Net income	$594	$293

Earnings per share:
Net earnings from continuing operations	$0.14	$0.07

Weighted average common shares used in computing earnings per share	4,168,035	4,168,035

Earnings per share reflect a 3-for-1 forward split of the stock in the form of a 200% stock dividend declared in May 2005.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2006	December 31, 2005
	(dollars in thousands)
Assets
Real estate held for investment	$38,870	$35,083
Less—accumulated depreciation	(4,481)	(4,311)
	34,389	30,772

Related party receivable (including accrued interest of $2,763 and $2,390 in 2006 and 2005, respectively)	63,603	63,230
Investment in real estate partnerships	547	547
Cash and cash equivalents	167	201
Due from affiliates	160	1,853
Other assets	3,404	2,738
	$102,270	$99,341

Liabilities and Stockholders’ Equity

Liabilities:
Notes payable (including accrued interest of $172 in 2006 and $229 in 2005)	$53,954	$52,817
Due to affiliates	1,538	—
Other liabilities	991	1,344
	56,483	54,161

Commitments and contingencies

Minority interest	526	513

Stockholders’ equity:
Common Stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding 4,168,035 at March 31, 2006 and December 31, 2005	42	42
Additional paid-in capital	61,955	61,955
Accumulated deficit	(16,736)	(17,330)
	45,261	44,667

	$102,270	$99,341